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                                                                    Exhibit 99.1

[REYNOLDS & REYNOLDS LOGO]                                                NEWS
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               REYNOLDS AND REYNOLDS REPORTS THIRD QUARTER RESULTS

    Live Webcast at 11:00 a.m. EDT conference call, and replay, available at
                                   reyrey.com

DAYTON, OHIO, July 23, 2003 - The Reynolds and Reynolds Company (NYSE: REY) today reported net income of $28.2 million or 40 cents per share for the third fiscal quarter ended June 30, 2003.

As previously announced, EPS included a 3 cent negative adjustment in the third quarter required by a recently enacted Ohio state income tax change. This tax increase was retroactive to the beginning of the company's fiscal year which started October 1, 2002. Revenues of $250.4 million were essentially flat compared to a year ago.

Lower-than-expected spending on information technology continued to affect the company's revenue growth. Software Solutions, the company's largest segment, grew revenues 8 percent over last year. The smaller Transformation Solutions, Documents and Financial Services segments declined 23 percent, 3 percent and 17 percent respectively versus last year. Financial Services revenues declined primarily due to lower interest rates.

"Our strategy is on target, and our opportunities for growth are significant, as automotive retailers are healthy and eager to invest in solutions that deliver business value," Lloyd "Buzz" Waterhouse, CEO, chairman and president, said. "Our Customer Relationship Management (CRM) solutions are really hitting their stride. And, through the summer and fall, we will launch a number of new solutions designed to hit the sweet spot for our customers."

Pending solutions releases include:

- Internet Lead Management, a lower-featured customer management CRM solution targeted for smaller automotive retailers.
- The Reynolds Generations Series(R) Suite, the company's heralded, comprehensive enterprise management system for automotive retailers, after an extensive pilot phase.
- A new Finance and Insurance Desking solution, designed to enable sales and F&I professionals to quickly present customers with multiple financing options meeting their individual needs while maintaining dealership profits.

"The Reynolds portfolio of solutions is without question, the strongest in the industry," Waterhouse said. "We are building momentum. We have been particularly successful at helping automotive retailers using multiple standalone CRM solutions to achieve lower costs and better business results by consolidating onto our fully integrated solutions."

During the quarter:

- Networkcar, a Reynolds company, was selected by R&D Magazine as one of the top 100 most technologically significant products introduced in 2002. Additionally, Networkcar won a 2003 Mobile Star award from MobileVillage for its Networkfleet(TM) fleet management system. Networkfleet uses an in-vehicle telematics device to collect and organize detailed automotive information directly from a vehicle's engine computer and location-based information from a global positioning system device.
- Reynolds introduced SmartScan(TM) Point of Sale, a new bar code scanning solution designed to increase parts counter productivity, reduce errors and maintain real-time inventories in busy automotive parts departments.
- REDEX, a nationwide network of independent recreational vehicle retailers, selected Reynolds as its document management solutions provider. As part of the agreement, Reynolds will provide a full range of forms and related products to REDEX and its 84 RV dealerships.

                                    - more -
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                                      -2-

- Reynolds signed a three-year agreement with Karmak, Inc. to serve as the recommended provider of hardware services for Karmak dealer information systems. Karmak is a leading provider of computer systems and business management systems in the heavy-duty truck industry.
- Reynolds' Technical Assistance Centers in North America won the Team Excellence Award from the Help Desk Institute. It was the company's second gold medal for customer support in the past three years.

"Profitability remained solid in the quarter," Dale Medford, executive vice president and chief financial officer, said. "We continue to effectively balance investments as we deliver exciting new solutions to our customers. We have put strong programs in place to accelerate our growth in the months ahead."

During the quarter, the company repurchased 1 million shares for $28 million, at an average price of $28.53. Year to date, the company has repurchased 3.3 million shares at an average price of $26.31. Approximately 1.6 million shares remain authorized for repurchase.

FOR THE 2003 FISCAL YEAR the company currently expects:

-    Fourth quarter earnings per share (EPS) to be approximately 44 cents.
- Full fiscal year EPS to be approximately $1.66 versus previous expectations of $1.70 due to the recent Ohio state income tax law change.
-    Return on equity in excess of 20 percent.
-    Operating margins to be approximately 19 percent.
- Capital expenditures and capitalized software to total approximately $45 million excluding real estate transactions. (Additionally, in July, the company bought out its synthetic lease for $29 million, eliminating its only "off-balance-sheet" item.)
-    Depreciation and amortization expense to total approximately $40 million.
-    Research and development expenses to be approximately $70 million.
-    To continue its share repurchase plan throughout the year.
- Fully diluted shares used to calculate EPS to be approximately 70 million shares.

Reynolds and Reynolds (www.reyrey.com) is the leading provider of integrated solutions that help automotive retailers manage change and improve their profitability. With 75 years of experience serving automotive retailing, Reynolds enables car companies and retailers to work together to build the lifetime value of their customers. The company's award-winning product, service and training solutions include a full range of retail and enterprise management systems, networking and support, e-business applications, Web services, learning and consulting services, customer relationship management (CRM) solutions, data management and integration, and leasing services. Reynolds serves more than 20,000 customers. They comprise 90 percent of the automotive retailers and virtually all car companies doing business in North America. Its CRM consulting practices span approximately 15 countries around the world.

Certain statements in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management's judgment, beliefs, current trends and market conditions. Forward-looking statements made or to be made by or on behalf of the company may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. See also the discussion of factors that may affect future results contained in the company's Current Report on Form 8-K filed with the SEC on August 11, 2000, which we incorporate herein by reference. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #
(Editors' Note: Segment Report Attached)                               REY0337

CONTACT:
MEDIA                                                    INVESTORS
Paul Guthrie                Mark Feighery                John Shave
937.485.8104                937.485.8107                 937.485.1633
paul_guthrie@reyrey.com     mark_feighery@reyrey.com     john_shave@reyrey.com
-----------------------     ------------------------     ---------------------

                  THE REYNOLDS AND REYNOLDS COMPANY
                      SEGMENT REPORT (UNAUDITED)
                 (In thousands except per share data)

                                                                        THIRD QUARTER                         NINE MONTHS
                                                            ---------------------------------   -----------------------------------
For The Periods Ended June 30                                  2003        2002(1)     Change      2003          2002(1)     Change
---------------------------------------------------------------------------------------------   -----------------------------------
CONSOLIDATED
Net Sales and Revenues                                       $250,405      $250,568       0%     $752,152       $735,679       2%
Gross Profit                                                 $140,069      $148,208      -5%     $421,458       $430,512      -2%
    Gross Margin                                                 55.9%         59.1%                 56.0%          58.5%
Operating Income                                              $48,422       $49,008      -1%     $140,703       $129,066       9%
    Operating Margin                                             19.3%         19.6%                 18.7%          17.5%
Income Before Income Taxes                                    $49,368       $49,076       1%     $143,567       $115,505      24%
Provision for Income Taxes                                    $21,119       $18,843               $57,543        $30,805
Income Before Cumulative Effect of Accounting Change          $28,249       $30,233      -7%      $86,024        $84,700       2%
Cumulative Effect of Accounting Change(2)                          $0            $0                    $0       ($36,563)
Net Income                                                    $28,249       $30,233      -7%      $86,024        $48,137      79%

Earnings Per Common Share (Diluted)
    Income Before Cumulative Effect of Accounting Change        $0.40         $0.41      -2%        $1.22          $1.15       6%
    Cumulative Effect of Accounting Change(2)                   $0.00         $0.00                 $0.00         ($0.50)
    Net Income                                                  $0.40         $0.41      -2%        $1.22          $0.65      88%

Average Shares Outstanding                                     70,823        74,191                70,652         73,805

SOFTWARE SOLUTIONS
Net Sales and Revenues                                       $167,373      $155,219       8%     $496,541       $453,452      10%
Gross Profit                                                 $101,713       $98,641       3%     $300,758       $286,980       5%
    Gross Margin                                                 60.8%         63.5%                 60.6%          63.3%
Operating Income                                              $42,460       $33,910      25%     $121,363        $89,334      36%
    Operating Margin                                             25.4%         21.8%                 24.4%          19.7%

TRANSFORMATION SOLUTIONS
Net Sales and Revenues                                        $30,660       $39,985     -23%      $99,377       $114,530     -13%
Gross Profit                                                   $8,351       $16,475     -49%      $29,459        $41,486     -29%
    Gross Margin                                                 27.2%         41.2%                 29.6%          36.2%
Operating Income (Loss)                                       ($6,947)         $822              ($19,941)       ($4,378)
    Operating Margin                                           -22.7%           2.1%                -20.1%          -3.8%

DOCUMENTS
Net Sales and Revenues                                        $43,498       $44,668      -3%     $128,305       $136,076      -6%
Gross Profit                                                  $23,250       $25,156      -8%      $70,226        $78,476     -11%
    Gross Margin                                                 53.5%         56.3%                 54.7%          57.7%
Operating Income                                               $8,122        $8,341      -3%      $23,417        $26,931     -13%
    Operating Margin                                             18.7%         18.7%                 18.3%          19.8%

FINANCIAL SERVICES
Net Sales and Revenues                                         $8,874       $10,696     -17%      $27,929        $31,621     -12%
Gross Profit                                                   $6,755        $7,936     -15%      $21,015        $23,570     -11%
    Gross Margin                                                 76.1%         74.2%                 75.2%          74.5%
Operating Income                                               $4,787        $5,935     -19%      $15,864        $17,179      -8%
    Operating Margin                                             53.9%         55.5%                 56.8%          54.3%


(1) Certain reclassifications were made to last year's financial statements to conform with the presentation used in the current year.
(2) During the second quarter of fiscal year 2002, the company completed the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." The company recorded a $36,563 after-tax charge representing the cumulative effect of the accounting change.